UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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ORTHOPEDIATRICS CORP.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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ORTHOPEDIATRICS CORP.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 20, 2018

We are pleased to notify you that we will hold the 2018 annual meeting of our stockholders on June 20, 2018, at 11:00 a.m., Eastern Time, at 2700 Market Tower, 10 West Market Street, Indianapolis, Indiana 46204 (the offices of Bingham Greenebaum Doll LLP) for the following purposes:

1.	To elect three (3) directors, each to serve until the 2021 annual meeting of our stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

3.	To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

Our Board of Directors has established the close of business on April 23, 2018 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (in person or by legally-appointed proxy) if our stock records show that you owned our Common Shares at that time.

Under Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to all of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On or about May 11, 2018, we will commence sending to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2018 annual meeting of stockholders and our 2017 annual report to stockholders. The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of OrthoPediatrics Corp. We look forward to seeing you at the annual meeting.

ORTHOPEDIATRICS CORP.

Daniel J. Gerritzen Secretary
April 27, 2018
Warsaw, Indiana

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS OF
ORTHOPEDIATRICS CORP.
to be held June 20, 2018
INTRODUCTION
The Board of Directors of OrthoPediatrics Corp. is soliciting proxies from stockholders for its use at the 2018 annual meeting of stockholders, and at any adjournment or adjournments of that meeting. The annual meeting is scheduled to be held on June 20, 2018, at 11:00 a.m., Eastern Time, at 2700 Market Tower, 10 West Market Street, Indianapolis, Indiana 46204 (the offices of Bingham Greenebaum Doll LLP).
To improve readability, OrthoPediatrics Corp., which has prepared this proxy statement, will sometimes speak in this document in the first-person (using words such as “we” or “our” or “us”) and will address its stockholders using second-person words (such as “you” or “your”). We will also sometimes refer to OrthoPediatrics Corp., as “the Company.” References to the Board of Directors of the Company in this proxy statement will usually be shortened to “our Board.” References to our “Proxy Committee” will refer to Terry D. Schlotterback and Bryan W. Hughes, who are designated by the proxy cards that accompany this proxy statement as being the persons who are authorized to vote at the annual meeting those shares that are owned of record by stockholders that sign and return such proxy cards.
This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the annual meeting.
On or about May 11, 2018, we will commence sending the Important Notice Regarding the Availability of Proxy Materials to all stockholders entitled to vote at the annual meeting.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
This proxy statement and our 2017 annual report to stockholders are available for viewing, printing and downloading at www.orthopediatrics.com under the Investors/Financials & Filings page. Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2017 on the website of the Securities and Exchange Commission at www.sec.gov, or at www.orthopediatrics.com under the Investors/Financials & Filings page. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by following the instructions included on the Important Notice Regarding the Availability of Proxy Materials or by sending a written request to: OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582, Attention: Secretary.
INFORMATION ABOUT THE MEETING AND VOTING
Purposes of the Meeting
The purposes of the annual meeting are:

1.	To elect three (3) directors, each to serve until the 2021 annual meeting of our stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018; and

3.	To transact such other business as may properly come before the meeting.

Stockholders Entitled to Vote at the Meeting
Our Board has established the close of business on April 23, 2018 as the “record date” for this annual meeting. This means that you are entitled to vote at this meeting (and any adjournments) if our records show that you owned our Common Shares at that time. As of this record date, 12,772,796 of our common shares were issued and outstanding, held by approximately 362 registered stockholders of record. Each issued and outstanding Common Share as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner of that share, determined as of the record date, is present in person at the meeting or represented by proxy.
Voting Shares By Proxy That You Hold In Your Name
You have three choices:

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VOTE BY INTERNET - http://www.investorvote.com/KIDS. Use the Internet to transmit your voting instructions up until 1:00 A.M. Central Time on June 20, 2018. Have the Notice in hand when you access the website. Follow the steps outlined on the secured website.

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VOTE BY MAIL – If you requested and received a proxy card by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we will provide or mail it to Proxy Services, c/o Computershare Investor Services, PO Box 43102, Providence, RI 02940-5068.

Voting Shares That You Hold in Brokerage or Similar Accounts
Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner, and you therefore have no direct vote on any matter to come before the annual meeting. Your broker, bank, or nominee will send you voting instructions for you to use in directing the broker, bank or nominee in how to vote your shares. Your broker, bank or nominee may allow you to deliver your voting instructions via the telephone or the Internet.
If you hold your shares through a broker and you do not timely provide your broker with specific instructions on how to vote your shares, your broker will not be authorized to cast a vote on your behalf on Proposals 1 and 2 but will be authorized to cast a vote on your behalf, in its discretion, on Proposal 3. In such cases, a “broker non-vote” may be entered with respect to your shares on Proposals 1 and 2 to reflect that your broker was present with respect to your shares at the meeting but was not exercising voting rights on your behalf with respect to those shares.
Your Voting Options on Each of the Proposals
You may vote “for” or “withhold” (meaning you choose to withhold from our Proxy Committee your authority to vote) with respect to the election of each nominee for director (Proposal 1 on the proxy card).
You may vote “for,” “against” or “abstain” with respect to the proposal on the ratification of the appointment of Deloitte & Touche LLP (Proposal 2 on the proxy card).
If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the Proxy Committee in accordance with their best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

Our Board’s Voting Recommendations
Our Board recommends that you vote:

•	FOR the election as directors of the three individuals named as its nominees in this proxy statement (Proposal 1 on the proxy card);

•
FOR the approval, on an advisory basis, of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2018 (Proposal 2 on the proxy card).

If any other matter is properly brought before the annual meeting, the Company – through the individuals named in the proxy and acting as our “Proxy Committee,” or their designees, and pursuant to the blanket authorization granted under the proxy – will vote your shares on that matter in accordance with the discretion and judgment of the Proxy Committee.
Required Votes to Approve Each Proposal
Three positions on our Board are scheduled to be filled by vote of the stockholders at the annual meeting. As a stockholder, you are entitled to cast one vote per share for each of up to three nominees for election as directors at the annual meeting, but you may not cumulate your votes (in other words, you may not cast votes representing three times the number of your shares entitled to vote in favor of a single nominee). Directors are elected from among the nominees by a plurality of the votes that are cast among all nominees; this means the individuals whose names are validly placed into nomination at the meeting who receive the three highest number of votes cast “for” their election will be elected as directors of the Company. A properly returned proxy indicating “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. “Broker non-votes” will not be counted as votes cast on the proposal and will have no effect on the election of directors.
A majority of the votes cast at the meeting will approve: (i) the proposal to approve the appointment of Deloitte & Touche LLP; and (ii) all other matters that arise at the annual meeting.
Please note, however, that because the vote on the appointment of Deloitte & Touche LLP is advisory in nature, the results of such votes will not be binding upon our Board or its committees.
Quorum
Delaware law provides that any stockholder action at a meeting requires that a quorum exist with respect to that meeting. Once a share is represented for any purpose at a meeting, it is deemed by Delaware law to be present for quorum purposes for the remainder of the meeting and (unless a new record date is or must be set for any such adjournment) any adjournment of that meeting.
A majority of the common shares entitled to vote at this meeting, present either in person or by proxy, will constitute a quorum for all purposes at the meeting. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.
Shares held of record by stockholders who (in person or by proxy) abstain from voting on any or all proposals (and shares represented by “broker non-votes,” described above under “Voting Shares That You Hold in Brokerage or Similar Accounts”) will be included in the number of shares present at the meeting for purposes of determining the presence of a quorum. However, abstentions and broker non-votes as to any proposal will not be considered to be votes that have been “cast” on that proposal and therefore will not affect the outcome of the vote on any proposals described by this proxy statement.
Voting on Possible Other Matters
We are not aware that any person intends to propose that any matter, other than the two numbered proposals specifically described by this proxy statement, be presented for consideration or action by our stockholders at our annual meeting. If any such other matter should properly come before the meeting, however, favorable action on such matter would generally require the affirmative vote of a majority of the votes cast, unless our certificate of incorporation or bylaws or applicable law require otherwise. If you vote by proxy, you will be granting our Proxy Committee authority to vote your shares on any such other matter in accordance with their discretion and judgment.

Revocation of Proxies or Voting Instructions
A stockholder of record who has delivered a proxy card in response to this solicitation may revoke it before it is exercised at the annual meeting by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If a stockholder of record has voted via the Internet, such stockholder may also change that vote with a timely and valid later Internet vote or by voting at the meeting by ballot. Attendance at the meeting will not have the effect of revoking a proxy unless a stockholder gives proper written notice of revocation to the Secretary before the proxy is exercised or the stockholder votes by ballot at the meeting. Beneficial owners who have directed their broker, bank or nominee as to how to vote their shares should contact their broker, bank or nominee for instructions as to how they may revoke or change those voting directions.
Solicitation of Proxies
Our Board is making this solicitation of proxies for our annual meeting. Our Company will bear all costs of such solicitation, including the cost of preparing and distributing this proxy statement and the enclosed form of proxy. After the initial distribution of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held by them for the accounts of beneficial owners, and we will pay their reasonable out-of-pocket expenses.

Emerging Growth Company

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We may remain an emerging growth company until as late as December 31, 2022, though we may cease to be an emerging growth company earlier under certain circumstances, including (i) if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of any June 30, in which case we would cease to be an emerging growth company as of the following December 31, or (ii) if our gross revenue exceeds $1.07 billion in any fiscal year.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently consists of eleven (11) directors who are divided into three classes. Directors in each class serve a three-year term. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. Pursuant to that certain Stockholders’ Agreement, dated October 16, 2017, between Squadron Capital LLC (“Squadron”) and the Company (the “Stockholders’ Agreement”), Squadron has caused the Company to nominate four (4) appointed individuals to serve as directors. The persons nominated by Squadron are designated as “Squadron Directors” below. The current classification of our Board is:

Class I - Terms expiring at this annual meeting:	Bernie B. Berry, III, Stephen F. Burns and Marie C. Infante (Squadron Director)

Class II - Terms expiring at the 2019 annual meeting:	Fred L. Hite, Bryan W. Hughes, Mark C. Throdahl and Samuel D. Riccitelli (Squadron Director)

Class III - Terms expiring at the 2020 annual meeting:	David R. Pelizzon (Squadron Director), Harald Ruf (Squadron Director), Terry D. Schlotterback and Kevin L. Unger

Our Board, on the recommendation of its Corporate Governance Committee, has nominated Mr. Berry, Mr. Burns and Ms. Infante for re-election at this year’s annual meeting. If re-elected, each of these three nominees will serve on our Board until the 2021 annual meeting, or until his or her successor is duly elected and qualified in accordance with the Company’s bylaws. If any of these nominees should become unable to accept election, our Proxy Committee may vote for other person(s) selected by our Board; provided, however, Squadron would have appointment rights under the Stockholders’ Agreement if Ms. Infante becomes unable to accept election. Our Board has no reason to believe that any of the nominees will be unable to accept election.

Below is certain information concerning our Board’s nominees for election at this year’s annual meeting, followed by information concerning those Board members who are not standing for election this year and whose term of office will continue after the annual meeting. The biographies of each of the nominees and continuing directors below contain information regarding the experiences, qualifications, attributes or skills that caused the Corporate Governance Committee and our Board to determine that the person should be re-elected (or should continue to serve even if not standing for re-election) as a director for the Company in 2018.
Following the director biographies is information concerning our corporate governance structure, including descriptions of the standing committees of our Board, namely our Audit, Compensation and Corporate Governance Committees. The directors serving on each committee are listed in the descriptions below. Our directors may also serve on other committees of our Board and the board of directors of the Company’s subsidiaries that are not required to be described by this proxy statement and which are therefore not identified in the information below.
Elsewhere in this proxy statement you will find information concerning the numbers of our common shares that are beneficially owned by each of our directors (see “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT”) and information regarding the compensation of our directors (see “EXECUTIVE AND DIRECTOR COMPENSATION”). We urge you to review all of this information when deciding how to vote on Proposal 1.

Our Board recommends that you vote FOR all three of the nominees named below.

The following persons have been nominated for election to the Board:
Nominees for Election at this Annual Meeting (with Terms to Expire at the 2021 Annual Meeting)
Bernie B. Berry, III, 65, has served as a director since 2009. Mr. Berry is the former President and owner of Carr Metal Products, Inc., a precision sheet metal and plastic fabrications firm. Mr. Berry joined Carr in 1975 and was appointed its President in 1985. In 2006, Carr was acquired by Precimed Group, a supplier to the orthopedic industry. Mr. Berry is a graduate of Purdue University. We believe Mr. Berry’s experience in growing businesses and product development, as well as his continuous involvement in the orthopedic industry, qualifies him to serve on our board of directors.
Stephen F. Burns, 74, has served as a director since April 2017. Mr. Burns served as President and Chief Executive Officer of Wheaton Van Lines, Inc. from 1987 until his retirement in 2009. Prior to running Wheaton Van Lines, Mr. Burns was a practicing attorney for over 20 years. He has over 40 years of professional and legal experience in the Indianapolis area. He has been the Chairman of the Board of Directors of Wheaton Van Lines since 1987 and Chairman of the Board of Directors of Bekins Van Lines, Inc. since 2002. Mr. Burns has been active in many professional, social and civic organizations throughout his career. In 2006, he was recognized by Ernst and Young LLP as Entrepreneur of the Year for the State of Indiana. In 2008, he received a lifetime achievement award from the American Moving & Storage Association. Mr. Burns earned a Bachelor of Arts from Denison University and a JD from the Indiana University Maurer School of Law. We believe Mr. Burns’ extensive professional and legal experience qualifies him to serve on our board of directors.
Marie C. Infante, 69, has served as a director since 2014. Ms. Infante was nominated pursuant to the Stockholders’ Agreement with Squadron Capital LLC. Ms. Infante also currently serves as the Interim Director of Compliance for Avalon Healthcare, a position she has held since 2015, a Senior Advisor to Triple Tree Capital Partners, a position she has held since 2013, and as Senior Advisor for BDO Consulting Center for Healthcare Excellence & Innovation, a position she has held since 2013. From 2006 to 2013, she served as the Senior Vice President, Chief Compliance Officer and General Counsel for Healthcare Law for Golden Living. Her experience also includes 15 years as a clinical specialist in orthopedic nursing. Ms. Infante is a graduate of the University of Maryland, where she earned a Bachelor of Science in Nursing and a Master of Science. She also earned an MBA from Loyola University and a JD from the Catholic University of America. We believe Ms. Infante’s clinical orthopedic experience and knowledge as a healthcare lawyer and compliance expert qualify her to serve on our board of directors.
The following persons will continue as directors:
Continuing Directors of the Class with Terms Expiring at the 2019 Annual Meeting
Fred L. Hite, 50, has served as our Chief Financial Officer since February 2015 and as a director since August 2015. Prior to joining our company, from 2004 through 2014, Mr. Hite served as the Chief Financial Officer and Investor Relations Officer of Symmetry Medical Inc., or Symmetry, a company previously listed on the New York Stock Exchange. Prior to joining Symmetry, Mr. Hite spent 13 years with General Electric Corporation in a variety of financial positions and areas including commercial, manufacturing, sourcing and services. Mr. Hite earned a Bachelor of Science in Finance from the Indiana University Kelley School of Business. We believe Mr. Hite’s financial acumen and public company management experience qualify him to serve on our board of directors.
Bryan W. Hughes, 40, has served as a director since 2012. Mr. Hughes is the Director and Group Head of Medical Technology Investment Banking at P&M Corporate Finance, LLC, an investment bank providing merger and acquisition services to companies throughout North America and Europe, a position he has held since 2008. Mr. Hughes earned a B.B.A. with an emphasis in Finance and Accounting from the Stephen M. Ross School of Business at the University of Michigan. Mr. Hughes is a licensed securities representative, holding Series 7 and 63 registrations. We believe Mr. Hughes’s experience advising private and public medical technology companies in strategic, financial and transaction related matters qualifies him to serve on our board of directors.
Samuel D. Riccitelli, 59, has served as a director since December 2017. Mr. Riccitelli currently serves as Chairman of the Board of Directors of Precipio, Inc. (NASDAQ: PRPO). From 2012 to 2017, Mr. Riccitelli served as President and

Chief Executive Officer and a Director of Signal Genetics., a publicly traded molecular diagnostic company that was ultimately sold to Miragen Therapeutics. Mr. Riccitelli was also previously the Executive Vice President and Chief Operating Officer of Genoptix, Inc., a public traded diagnostic company that was sold to Novartis in 2011. We believe Mr. Riccitelli’s extensive experience with healthcare companies, particularly emerging companies, qualifies him to serve on our board of directors.
Mark C. Throdahl, 67, has served as our President and Chief Executive Officer since January 2011 and as a director since 2009. Prior to joining our company, Mr. Throdahl served from 2008 to 2009 as a Group President of Zimmer Holdings, Inc., a worldwide leader in orthopedic implants. Mr. Throdahl previously served from 2001 to 2007 as the Chief Executive Officer and Director of Consort Medical plc in London, United Kingdom. During a 13 year career at Becton Dickinson & Co., he served as Senior Vice President of the Drug Delivery sector and President of Nippon Becton Dickinson in Tokyo. Mr. Throdahl began his career at Mallinckrodt, Inc. Mr. Throdahl is a graduate of Princeton University and earned an MBA from Harvard Business School. We believe Mr. Throdahl’s leadership of both large organizations and growing businesses qualifies him to serve on our board of directors.
Continuing Directors of the Class with Terms Expiring at the 2020 Annual Meeting
David R. Pelizzon, 62, has served as a director since 2011. Mr. Pelizzon was nominated pursuant to the Stockholders’ Agreement with Squadron Capital LLC. Mr. Pelizzon is the President of Squadron and a member of its Managing Committee, positions he has held since 2008. Prior to joining Squadron, Mr. Pelizzon was the Managing Director of Precision Edge Surgical Products Company from 2005 to 2008. Mr. Pelizzon is a retired U.S. Army officer who served nearly 30 years on active duty in airborne and special operations units. Mr. Pelizzon is a graduate of the U.S. Military Academy and earned advanced degrees from Harvard University and the U.S. Naval War College. We believe Mr. Pelizzon’s leadership and management experience qualify him to serve on our board of directors.
Harald Ruf, 64, has served as a director since April 2017. Mr. Ruf was nominated pursuant to the Stockholders’ Agreement with Squadron Capital LLC. Mr. Ruf has worked for Squadron since 2014, first as Chief Financial Officer and currently as Chief Operating Officer. Mr. Ruf served on the board of directors of Chromogenex Limited, based in the United Kingdom, from 2014 to 2016. From 2010 to 2016, Mr. Ruf served as a Managing Partner of Teuscher Ruf & Walpole, LLC, an accounting firm providing tax, audit and consulting services. He is also the President and Chief Executive Officer of Ruf & Associates, LLC, a consulting firm that he founded in 1982. During his career, he has co-founded a number of successful companies across several industries. Mr. Ruf is a graduate of Brigham Young University, where he earned a Bachelor of Science in Accounting, and he is a licensed certified public accountant in the States of California and Utah. Mr. Ruf has served as an officer and board member for local and national companies and associations and has been recognized nationally for such service. We believe Mr. Ruf’s 35 years of executive level experience in several industries, including medical device manufacturing, qualifies him to serve on our board of directors.
Terry D. Schlotterback, 62, has served as a director since 2009 and as Chairman of the board of directors since September 2013. Mr. Schlotterback was also employed by us from February 2009 to February 2010. Prior to joining our board of directors, Mr. Schlotterback worked for Zimmer from 1982 to 1992 and from 1996 to 2006, where he served in various leadership positions in sales, marketing and research and development, including as President of the Trauma and Spinal divisions. Prior to joining Zimmer, Mr. Schlotterback served in senior management roles for Mitek Surgical Products from 1992 to 1995. Mr. Schlotterback is a founder of the Warsaw, Indiana chapter of VisionTech Angels, an investment group, and TDS Consulting, LLC, which provides consulting services to medical startup companies. Mr. Schlotterback earned a Bachelor of Science in Mechanical Engineering Technology from Purdue University. We believe Mr. Schlotterback’s extensive experience in the medical device field qualifies him to serve on our board of directors.
Kevin L. Unger, 46, has served as a director since 2011. Mr. Unger is currently the Chief Executive Officer of Columbia Nutritional, LLC, a nutritional supplement manufacturing company, a position he has held since 2015. He served as the Chief Executive Officer of Intrinsic Healthcare Inc. from 2011 to 2015. Prior to founding Intrinsic, he served as the Global President of Orthofix International N.V., a spinal implant and biologics business, from 2009 to 2011. Mr. Unger held various roles for Stryker Corporation from 1994 to 2009, ultimately becoming a Vice President and General Manager in the MedSurg division. We believe Mr. Unger’s experience as an operator of both small private companies and large public businesses, as well as his experience in the orthopedic industry, qualifies him to serve on our board of directors.
Other Information Relating to Directors
In 2007, while Mr. Hite served as the Senior Vice President and Chief Financial Officer of Symmetry Medical Inc., Symmetry discovered accounting irregularities at its Sheffield, United Kingdom operating unit. This resulted in a restatement of certain of Symmetry’s financial reports and an SEC inquiry; however, there was no allegation that Mr. Hite knew of or participated in any of the wrongdoing at the U.K. subsidiary. In 2006, Mr. Hite received a written status report from Symmetry’s internal auditor for submission to Symmetry’s audit committee that claimed to have identified potential accounting issues at the U.K. subsidiary. Although Mr. Hite provided the report to Symmetry’s controller and independent accounting firm, and discussed its contents with each of them and Symmetry’s internal auditor, he did not provide the report to Symmetry’s audit committee. Following the internal auditor’s resignation, Mr. Hite hired a new internal auditor and directed her to focus on the issues at the U.K. subsidiary, expanded Symmetry’s internal audit department and located one new member of such department at the U.K. subsidiary.
On January 30, 2012, without admitting or denying the findings therein, Symmetry and Mr. Hite consented to the entry of an order settling the matter in which the SEC found, among other things, that Mr. Hite’s failure to deliver the report to Symmetry’s audit committee circumvented Symmetry’s internal accounting controls in violation of the Exchange Act and contributed to Symmetry’s violation thereof. Pursuant to such order, Mr. Hite agreed to: (i) cease and desist from committing or causing any violation or future violations of Sections 13(b)(2)(B) and 13(b)(5) of the Exchange Act and Section 304(a) of the Sarbanes-Oxley Act; (ii) pay a civil monetary penalty; and (iii) reimburse Symmetry for incentive compensation received during the statutory time period established by Sarbanes-Oxley. There was no allegation that Mr. Hite knew of or participated in any of the wrongdoing at the U.K. subsidiary, and the board of Symmetry maintained its support for Mr. Hite, who continued to serve as the Senior Vice President and Chief Financial Officer of Symmetry until the December 2014 sale of the majority of Symmetry to a private equity firm.
Board Leadership Structure
Our Board is currently led by its Chairman, Mr. Schlotterback. Our Board recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the Company continues to grow. We separate the roles of Chief Executive Officer and chairman of the board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer and presides over meetings of the full Board. We believe this separation of responsibilities provides a balanced approach to managing the Board and overseeing the Company.
Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Director Independence
Our Board of Directors currently consists of eleven (11) members. Our Board has determined that Mr. Berry, Mr. Burns, Mr. Hughes, Ms. Infante, Mr. Riccitelli, Mr. Schlotterback and Mr. Unger are independent directors in accordance with the listing requirements of The NASDAQ Global Market (“NASDAQ”). The NASDAQ independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Role of Board in Risk Oversight Process
Our Board has responsibility for the oversight of the Company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from Board committees and members of senior management to enable our Board to understand the Company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.
The Audit Committee reviews information regarding liquidity and operations and oversees our management of financial risks. Periodically, the Audit Committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the Audit Committee includes direct communication with our external auditors and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The Compensation Committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The Corporate Governance Committee manages risks associated with the independence of the Board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our Board as a whole.
The Company’s management also keeps our Board informed of cybersecurity developments by providing periodic updates on preventive measures being taken to avoid attacks. As the Company reviews and updates it cybersecurity plans and policies over time, it will continue to take the steps necessary to ensure effective Board oversight of this area and will provide disclosures relating to such oversight that are consistent with the SEC’s recent “Statement and Guidance on Public Company Cybersecurity Disclosures.”
Committees and Attendance
Our Board held nine meetings during 2017. During that time, no member of the Board attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board (held during the period for which he or she was a director), except for Mr. Pelizzon and Mr. Unger, and (ii) the total number of meetings held by all committees of the Board on which he or she served (held during the period that such director served).
Our Board has established three standing committees – Audit, Compensation and Corporate Governance –each of which operates under a charter that has been approved by our Board.
Audit Committee
Mr. Hughes, Mr. Ruf, and Mr. Unger comprise our Audit Committee. Mr. Hughes serves as the chairperson of the committee. All members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that each of Mr. Hughes and Mr. Ruf is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable rules and regulations of NASDAQ. Our Board has determined that each of Mr. Hughes and Mr. Unger is independent under the applicable rules and regulations of NASDAQ and meets the independence requirements contemplated by Rule 10A-3 under the Exchange Act. Mr. Ruf, who does not meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act, will serve on our Audit Committee until October 11, 2018 (i.e., the date that is one year following the completion of our initial public offering, which is in accordance with the phase-in provisions of such rules, regulations and requirements). We have determined that the fact that our Audit Committee is not entirely comprised of independent directors does not materially adversely affect the ability of our Audit Committee to act independently and to satisfy the other requirements of the SEC and NASDAQ. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ.
The Audit Committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things: appointing our independent registered public accounting firm; evaluating the qualifications, independence and performance of our independent registered public accounting firm; approving the audit and non-audit services to be performed by our independent registered public accounting firm; reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies; discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements; reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing on a periodic basis, or as appropriate, any investment policy and recommending to our Board any changes to such investment policy; reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations; preparing the report that the SEC requires in our annual proxy statement; reviewing and approving any related person transactions and reviewing and monitoring compliance with our code of business conduct and ethics; and reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.
Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.
Compensation Committee
Mr. Berry, Mr. Pelizzon and Mr. Schlotterback comprise our Compensation Committee. Mr. Schlotterback serves as the chairperson of the committee. Our Board has determined that each of Mr. Berry and Mr. Schlotterback is independent under the applicable rules and regulations of NASDAQ and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act. Mr. Pelizzon, who is not independent under the applicable rules and regulations of NASDAQ, will serve on our compensation committee until at least October 11, 2018 (i.e., the date that is one year following the completion of our initial public offering, which is in accordance with the phase-in provisions of such rules, regulations and requirements). Thereafter, the Board will determine whether or not his continued service on the committee is both permitted under an exception to the independence requirement and in the best interests of the Company and our stockholders. The Compensation Committee operates under a written charter, which the Compensation Committee reviews and evaluates at least annually.
The Compensation Committee reviews and approves policies relating to compensation and benefits of our officers and employees. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The Compensation Committee also reviews and approves the issuance of restricted stock and other awards under our equity incentive plan. The Compensation Committee reviews and evaluates, at least annually, the performance of the Compensation Committee and its members, including compliance by the Compensation Committee with its charter.
Corporate Governance Committee
Ms. Infante, Mr. Burns, Mr. Riccitelli and Mr. Unger comprise our Corporate Governance Committee. Ms. Infante serves as the chairperson of the committee. Our Board has determined that each member of our Corporate Governance Committee is independent under the applicable rules and regulations of NASDAQ. The Corporate Governance Committee operates under a written charter, which the Corporate Governance Committee will review and evaluate at least annually.
The Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. In addition, the Corporate Governance Committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters.
Compensation Committee Interlocks and Insider Participation
From February 2009 to February 2010, Mr. Schlotterback served as an officer of our company. No other member of our Compensation Committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.
Code of Ethics and Business Conduct Policy
We have adopted a written code of ethics and business conduct policy that applies to our directors, officers and employees, including our principal executive officer and principal financial and accounting officer. Our code of ethics and business conduct policy is available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com. In addition, we will post on our website all other disclosures that are required by law or the listing standards of NASDAQ concerning any amendments to, or waivers from, any provision of the code and policy.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines in order to assist in the exercise of the Board’s duties and responsibilities and to serve the best interests of the Company and our stockholders. These guidelines, which provide a framework for the conduct of our Board’s business, provide that:

•	the business and affairs of the Company will be managed by or under the direction of the Board, including through one or more of its committees;

•
each director is expected to spend the time and effort necessary to properly discharge his or her responsibilities, including becoming and remaining well-informed about the Company’s business and operations and general business and economic trends affecting the Company;

•	a majority of the members of our Board shall be independent directors;

•	the independent directors meet at least twice a year in executive session;

•	directors have full and free access to the Company’s management;

•	the Board and each committee of the Board have the power to hire and consult with independent advisors; and

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis.
Our corporate governance guidelines are available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com.
Director Nomination Process
In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our Corporate Governance Committee expects every nominee to have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. We also value experience on other public company boards of directors and board committees.
The biography for each of the director nominees included herein indicate each nominee’s experience, qualifications, attributes and skills that led our Corporate Governance Committee and our Board to conclude each such director should continue to serve as a director of our company. Our Corporate Governance Committee and our Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and the nominees as a group possess the skill sets and specific experience desired of our Board as a whole.
Our Corporate Governance Committee does not have a policy (formal or informal) with respect to diversity, but believes that our Board, taken as a whole, should embody a diverse set of skills, experiences and backgrounds. In this regard, the committee also takes into consideration the value of diversity (with respect to gender, ethnicity and other factors) of our Board members. The committee does not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.

Stockholders have the right under our bylaws to directly nominate director candidates for election at an annual meeting of stockholders, without any action or recommendation on the part of the Corporate Governance Committee or our Board of Directors, by submitting to the Company (i) the name of each director nominee, together with appropriate biographical information and background materials, (ii) information with respect to the stockholder or group of stockholders making the nomination, including the number of shares of common stock owned by such stockholder or group of stockholders, and (iii) a representation as to whether such stockholder will be or is part of a group that will deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding capital stock required to elect the nominee, and by otherwise complying with the requirements of our bylaws. Such information should be submitted to: OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582. As stated previously, Squadron currently has the right to designate four members of our Board.
Communication with Directors and Director Attendance at Annual Meetings
Any stockholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the Board of Directors, OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582, Attention: Secretary. The Secretary will review and forward to the appropriate members of the Board copies of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or its committees or that the Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the chairman of the Audit Committee.
Our Board has adopted a resolution that declares that it is the policy of the Board that all members of the Board, regardless of whether they are standing for re-election at any such meeting, are strongly encouraged to attend each annual meeting of the stockholders of the Company that occurs during their tenure on our Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying footnotes set forth information with respect to the beneficial ownership of our common stock by:
•    each person known by us to beneficially own more than 5% of our common stock;
•    each of our named executive officers;
•    each of our directors (including the director nominees); and
•    all of our directors and executive officers as a group,
based upon 12,772,796 shares of common stock outstanding as of April 23, 2018.
Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe each stockholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the stockholder.
Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of the date of April 23, 2018 are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each beneficial owner listed below is c/o OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% or Greater Stockholders:
Squadron Capital LLC(1)	5,376,764	42.1%

Named Executive Officers and Directors:
David R. Pelizzon(2)	5,387,764	42.2%
Mark C. Throdahl(3)	143,527	1.1%
David R. Bailey(4)	111,732	*
Gregory A. Odle(5)	91,863	*
Bernie B. Berry, III(6)	48,313	*
Fred L. Hite(7)	47,529	*
Daniel J. Gerritzen(8)	32,743	*
Terry D. Schlotterback(9)	31,591	*
Harald Ruf	11,500	*
Bryan W. Hughes(10)	1,474	*
Kevin L. Unger(11)	1,474	*
Marie C. Infante	402	*
Stephen F. Burns	—	*
Samuel D. Riccitelli	—	*
All executive officers and directors as a group (14 persons)(12)	5,909,912	46.1%

* Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
Based in part on information contained in a Schedule 13G filed on February 13, 2018. Squadron Capital LLC is the record owner of 5,375,424 shares of common stock and 1,340 shares of common stock issuable upon exercise of options. Squadron Capital LLC is managed by a management committee, the members of which are David R. Pelizzon, Jennifer N. Pritzker, Harry B. Rosenberg and Charles E. Dobrusin. Mr. Pelizzon is a director of the Company and owns 11,000 shares of common stock. Squadron Capital LLC is a wholly-owned subsidiary of Squadron Capital Holdings LLC. Squadron Capital Holdings LLC is owned by the following trusts: JNP Parachute Mirror Trust L – Harry B. Rosenberg and Charles E. Dobrusin, Trustees; F.L.P. Trust #15M2 – Harry B. Rosenberg and Charles E. Dobrusin, Trustees; JNP 2010 – P.G. Trust – Harry B. Rosenberg and Charles E. Dobrusin, Trustees; and F.L.P. #15 M2 Parachute Trust – Harry B. Rosenberg and Charles E. Dobrusin, Trustees. As trustees of the trusts listed above, Mr. Rosenberg and Mr. Dobrusin may be deemed beneficial owners of the shares held by Squadron Capital LLC insofar as they may be deemed to share the power to direct the voting or disposition of such shares. The business address for Squadron Capital LLC is c/o Squadron Capital Holdings LLC, 18 Hartford Avenue, PO Box 223, Granby, CT 06035. The address of the principal business and principal office for Harry B. Rosenberg and Charles E. Dobrusin, not individually, but solely in the capacity as co-trustees of the trusts referenced above, is 10 S. Wacker Drive., Suite 4000, Chicago, IL 60606.

(2)
Consists of 11,000 shares directly owned by Mr. Pelizzon and 5,376,764 shares of common stock owned by Squadron Capital LLC, which includes 1,340 shares of common stock issuable upon exercise of options (see footnote 1). Mr. Pelizzon is the President of Squadron and a member of its Managing Committee. Mr. Pelizzon disclaims beneficial ownership of the shares and shares underlying options held by Squadron, except to the extent of his pecuniary interests therein.

(3)	Includes options to acquire 1,876 shares of common stock and 12,000 restricted shares that Mr. Throdahl has the ability to vote, but is restricted from transferring until their vesting date.

(4)	Includes options to acquire 6,968 shares of common stock and 11,000 restricted shares that Mr. Bailey has the ability to vote, but is restricted from transferring until their vesting date.

(5)	Includes options to acquire 10,184 shares of common stock and 19,000 restricted shares that Mr. Odle has the ability to vote, but is restricted from transferring until their vesting date.

(6)	Includes options to acquire 6,303 shares of common stock.

(7)	Includes 10,000 restricted shares that Mr. Hite has the ability to vote, but is restricted from transferring until their vesting date.

(8)	Includes options to acquire 9,525 shares of common stock and 6,000 restricted shares that Mr. Gerritzen has the ability to vote, but is restricted from transferring until their vesting date.

(9)	Includes options to acquire 11,764 shares of common stock.

(10)	Includes options to acquire 670 shares of common stock.

(11)	Includes options to acquire 670 shares of common stock.

(12)	Includes shares of common stock issuable upon the exercise of outstanding warrants and stock options, as set forth in previous footnotes.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our “named executive officers” as defined under 17 CFR 229.402(a)(3). These officers also comprise all of our “officers” as defined under 17 CFR 240.16a-1(f) and our “executive officers” under 17 CFR 229.401(b) Our named executive officers and their positions for the year ended December 31, 2017 were as follows:
Mark C. Throdahl, 67, President and Chief Executive Officer
See director biographies above for a description of Mr. Throdahl’s prior business experience.

Fred L. Hite, 50, Chief Financial Officer
See director biographies above for a description of Mr. Hite’s prior business experience.

David R. Bailey, 39, Executive Vice President
Mr. Bailey joined our company in 2007 and has served as our Executive Vice President since 2009. Mr. Bailey also served as a member of our board of directors from 2007 to 2013. Prior to joining our company, Mr. Bailey worked as a sales representative and distributor for Smith & Nephew plc. Mr. Bailey earned a Bachelor of Science in Sales and Sales Management from Purdue University.

Gregory A. Odle, 48, Executive Vice President
Mr. Odle joined our company in 2007 and has served as our Executive Vice President since 2011. Mr. Odle also served as a member of our board of directors from 2007 to 2013. Prior to joining our company, Mr. Odle held various sales roles for Smith & Nephew plc, ultimately becoming the District Manager for Indiana and Kentucky. Mr. Odle earned a Bachelor of Science in Marketing from the Indiana University Kelley School of Business.

Daniel J. Gerritzen, 48, Vice President, General Counsel and Secretary
Mr. Gerritzen has served as our General Counsel and Secretary and as our Vice President of Legal and Human Resources since January 2009. Prior to joining our company, Mr. Gerritzen was a partner with Bingham Greenebaum Doll LLP, a law firm in Indianapolis, where he continues to serve as Of Counsel. Mr. Gerritzen spends substantially all of his time working for our company. Mr. Gerritzen earned a Bachelor of Science in Marketing and a JD from Indiana University.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark C. Throdahl, President and Chief Executive Officer	2017 2016 2015	309,000 300,000 257,500	53,200 94,500 402,499	149,247 133,050 90,769	14,260 15,158 24,485	525,707 542,708 775,253
Fred L. Hite,(4) Chief Financial Officer	2017 2016 2015	309,000 300,000 229,167	244,650 210,000 255,834	149,247 133,050 80,781	— — —	702,897 643,050 565,782
David R. Bailey, Executive Vice President	2017 2016 2015	257,500 250,000 216,300	101,105 94,500 368,826	124,373 110,875 76,246	— — —	482,978 455,375 661,372
Gregory A. Odle, Executive Vice President	2017 2016 2015	257,500 250,000 216,300	205,625 94,500 360,859	124,373 110,875 76,246	— — —	587,498 455,375 653,405
Daniel J. Gerritzen, Vice President, General Counsel and Secretary	2017 2016 2015	216,000 210,000 185,400	126,680 94,500 68,111	104,328 93,135 63,304	— — —	447,008 397,635 316,815

(1)
Amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9 included in our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2017. There can be no assurance that unvested awards will vest (and, absent vesting, no value will be realized by the executive for the award).

(2)	Amounts reflect bonuses paid with respect to the achievement of performance criteria under our executive bonus plan.

(3)
Amount reflects lodging expenses and travel expenses, which totaled $12,790, $15,158 and $19,525 in 2017, 2016 and 2015, respectively, incurred in connection with Mr. Throdahl’s travel between our headquarters in Warsaw, Indiana and his primary residence in St. Louis, Missouri, as well as membership to the Union League Club in Chicago, Illinois.

(4)	Mr. Hite joined our company in February 2015. The salary reported for the year ended December 31, 2015 reflects the pro rata portion of Mr. Hite’s annual salary of $250,000 earned during 2015.

Narrative Disclosure to Summary Compensation Table

Base Salaries

The named executive officers receive a base salary pursuant to their employment agreements to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

The 2017 base salaries actually paid to our named executive officers are disclosed in the Summary Compensation Table above. We expect that base salaries for the named executive officers will be reviewed periodically by the Compensation Committee, with adjustments expected to be made generally in accordance with the considerations described above and to maintain base salaries at competitive levels.

Annual Bonus

Each of our named executive officers participated in our 2017 bonus plan pursuant to which each was eligible to receive a bonus based equally on our achievement of specified sales, adjusted EBITDA, free cash flow and Company objectives, as established by the Compensation Committee. For 2017, target bonuses were equal to 50% of each executive’s annual base salary paid in 2017.

The actual annual cash bonuses paid for performance in 2017 are set forth in the Summary Compensation Table above in the column titled “Non-Equity Incentive Plan Compensation” and reflect achievement of 96.6% of the annual performance goals. We expect target bonus levels for our named executive officers to remain at 50% of base salary under our 2018 bonus plan.

Equity Compensation

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. Accordingly, our Board granted restricted stock to our named executive officers in 2017, as set forth in the table below.

2017 Restricted Stock
Mark C. Throdahl	4,690
Fred L. Hite	20,100
David R. Bailey	8,375
Gregory A. Odle	16,415
Daniel J. Gerritzen	10,385

Other Elements of Compensation

Retirement Plans. We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

•	medical, dental and vision benefits;

•	short-term and long-term disability insurance; and

•	life insurance.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by us.

Outstanding Equity Awards as of 2017 Fiscal Year-End

The table below summarizes the aggregate stock option and restricted stock awards held by our named executive officers as of December 31, 2017. As described above in “Equity Compensation,” stock options typically vest upon grant.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark C. Throdahl	2/16/2017	—	—	—	—	—	4,690	90,001
	1/29/2016	—	—	—	—	—	6,030	115,716
	1/29/2015	—	—	—	—	—	52,704	1,011,390
	9/10/2013	402	—	—	30.97	9/10/2023	—	—
	8/23/2012	402	—	—	30.97	8/23/2022	—	—
	8/3/2011	402	—	—	30.97	8/3/2021	—	—
	9/2/2010	670	—	—	30.97	9/2/2020	—	—
Fred L. Hite	10/12/2017	—	—	—	—	—	10,050	192,860
	2/16/2017	—	—	—	—	—	10,050	192,860
	1/29/2016	—	—	—	—	—	13,400	257,146
	2/13/2015	—	—	—	—	—	33,500	642,865
David R. Bailey	10/12/2017	—	—	—	—	—	3,685	70,715
	2/16/2017	—	—	—	—	—	4,690	90,001
	1/29/2016	—	—	—	—	—	6,030	115,716
	1/29/2015	—	—	—	—	—	48,295	926,781
	11/1/2014	—	—	—	—	—	5,583	107,138
	9/10/2013	402	—	—	30.97	9/10/2023	—	—
	8/23/2012	402	—	—	30.97	8/23/2022	—	—
	8/3/2011	402	—	—	30.97	8/3/2021	—	—
	9/2/2010	402	—	—	30.97	9/2/2020	—	—
	7/23/2010	4,824	—	—	30.97	7/23/2020	—	—
	7/9/2009	536	—	—	27.61	7/9/2019	—	—
Gregory A. Odle	10/12/2017	—	—	—	—	—	11,725	225,003
	2/16/2017	—	—	—	—	—	4,690	90,001
	1/29/2016	—	—	—	—	—	6,030	115,716
	1/29/2015	—	—	—	—	—	47,252	906,766
	11/1/2014	—	—	—	—	—	5,583	107,138
	9/10/2013	402	—	—	30.97	9/10/2023	—	—
	8/23/2012	402	—	—	30.97	8/23/2022	—	—
	8/3/2011	402	—	—	30.97	8/3/2021	—	—
	9/2/2010	402	—	—	30.97	9/2/2020	—	—
	7/23/2010	8,040	—	—	30.97	7/23/2020	—	—
	7/9/2009	536	—	—	27.61	7/9/2019	—	—
Daniel J. Gerritzen	10/12/2017	—	—	—	—	—	5,360	102,858
	2/16/2017	—	—	—	—	—	5,025	96,430
	1/29/2016	—	—	—	—	—	6,030	115,716
	1/29/2015	—	—	—	—	—	8,915	171,079
	7/23/2010	2,278	—	—	30.97	7/23/2020	—	—
	1/19/2009	7,247	—	—	27.61	1/19/2019	—	—

(1) Stock options granted prior to October 12, 2017 were granted under the 2007 Plan. Stock options granted after October 12, 2017 were granted under the 2017 Plan. All stock options are fully vested.

(2)
All restricted stock granted prior to May 2014 vested upon the completion of our initial public offering and the remaining restricted stock set forth above vested six months following the initial public offering. The restrictions on transfer of such restricted shares lapsed six months following the initial public offering.

(3) The market value for our restricted stock is based on our stock price as of December 31, 2017.

Employment Agreements
On July 31, 2014 (or in the case of Mr. Hite, February 1, 2015), we entered into substantially similar employment agreements with each of our named executive officers. The employment agreements provide for (i) a base salary; (ii) participation in our annual bonus plan and (iii) employee benefits and fringe benefits generally made available to all of our employees. The employment agreements initially expired on July 31, 2017 (or in the case of Mr. Hite, February 1, 2018), but were renewed for an additional one-year term thereafter as neither party provided notice of their intent not to renew within 30 days prior to the end of the term. The employment agreements also provide for the reimbursement of all reasonable business expenses incurred by a named executive officer on our behalf.
The employment agreements contain customary confidentiality, invention assignment and non-competition covenants. The non-competition covenant restricts our named executive officers during their respective employment term and for a period of one-year thereafter from soliciting our customers or employees and from competing with us anywhere where we or the named executive officer conducted business during the 12-month period immediately preceding such executive’s termination.
Subject to continued compliance with the restrictive covenants and execution and non-revocation of a general release of claims in favor of us, the employment agreements also provide for certain severance payments and benefits if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each, as defined in the applicable agreement). In any such event, each executive is entitled to receive:

•	12 months of the executive’s annual base salary then in effect, payable in 12 substantially equal monthly installments;

•	a lump-sum payment in the amount equal to any unpaid bonus that was earned by the executive in any fiscal year ending prior to his termination;

•
a lump-sum payment equal to the pro-rated value of any bonus earned upon the satisfaction of pre-established performance objectives, payable in the year following the year in which the services were performed when such bonuses are normally paid to employees; and

•	up to 12 months of company-subsidized healthcare continuation coverage for the executive and his dependents.
Equity Incentive Plans
2007 Equity Incentive Plan
Prior to the completion of our initial public offering, we maintained an Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”) that provided for grants of options and restricted stock to employees, directors and associated third-party representatives of the Company. The 2007 Plan was originally adopted by our Board and approved by our stockholders in November 2007. The 2007 Plan was subsequently amended in March 2008 and amended and restated in December 2012 and again in April 2014. The 2012 amendment and restatement was approved by our stockholders in December 2012.
While we ceased making further awards under the 2007 Plan following the date the 2017 Plan became effective, any outstanding awards granted under the 2007 Plan will remain outstanding, subject to the terms of our 2007 Plan and award agreements, until such outstanding awards vest and are exercised (as applicable) or until they terminate or expire by their terms.

2017 Incentive Award Plan
Immediately prior to our initial public offering, a new incentive award plan, the 2017 Plan, was adopted, the material terms of which are summarized below.

Limitation on Awards and Shares Available. The aggregate number of shares of our common stock available for issuance pursuant to awards granted under the 2017 Plan is 1,832,460. Shares granted under the 2017 Plan may consist of authorized but unissued shares or shares purchased in the open market. If an award under the 2017 Plan is forfeited, expires, is converted to shares of another person in connection with certain corporate transactions or is settled for cash (including shares of restricted stock that are repurchased by us during the restricted period applicable to such shares at the same price paid by the holder), any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2017 Plan. The following shares will not be added back to the shares available for grant under the 2017 Plan:

•	shares tendered by a holder or withheld by us in payment of the exercise price of an option granted under the 2017 Plan;

•	shares tendered by the holder or withheld by us to satisfy any tax withholding obligation with respect to an award granted under the 2017 Plan;

•	shares subject to a stock appreciation right, or SAR, granted under the 2017 Plan that are not issued in connection with the stock settlement of the SAR on exercise thereof; and

•	shares that we purchase on the open market with the cash proceeds received from the exercise of options granted under the 2017 Plan.

Awards granted under the 2017 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2017 Plan; provided, that awards using such authorized shares will not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not employed by or providing services to us or our subsidiaries immediately prior to such transaction. The maximum number of shares of our common stock that may be subject to one or more awards granted pursuant to the 2017 Plan to any one participant during any calendar year will be 1,000,000, and the maximum amount that may be paid under a cash award pursuant to the 2017 Plan to any one participant during any calendar year period will be $5.0 million. In addition, the sum of the grant date fair value of equity-based awards and the amount of any cash-based awards granted to any non-employee director during any calendar year will not exceed $300,000.

Administration. The 2017 Plan is administered by our Board with respect to awards to non-employee directors and by our Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers, subject to certain limitations that may be imposed under Section 162(m) of the Code, Section 16 of the Exchange Act and/or stock exchange rules, as applicable. We refer to our board of directors or such committee, in such capacity, as the plan administrator. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with and adopt rules for the administration of the 2017 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2017 Plan, including any vesting and vesting acceleration conditions, repurchase provisions, forfeiture provisions, form of payment and any performance criteria.

Eligibility. Awards other than incentive stock options, or ISOs, may be granted to any of our or our subsidiaries’ officers, employees, consultants or directors. Only officers and employees of us or our subsidiary corporations may be granted ISOs under Section 422 of the Code.

Awards. The 2017 Plan provides that the plan administrator may grant or issue options, including ISOs, non-qualified stock options, or NSOs, SARs, restricted stock, restricted stock units, or RSUs, dividend equivalents and other stock- and cash-based awards to eligible participants. Awards other than cash awards will generally be settled in shares of our common stock, but the plan administrator may provide for the cash settlement of any award. Each award will be evidenced by an award agreement, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms, post-termination exercise limitations and, in the case of options, will be designated as either an ISO or NSO. A brief description of each award type follows.

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Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The 2017 Plan provides for the grant of ISOs under the federal tax laws or NSOs. ISOs may be granted only to employees, while NSOs may be granted to employees, directors or consultants. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). The exercise price of options will be determined by the plan administrator; provided, that the exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance goals and/or other conditions.

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Stock Appreciation Rights. SARs entitle their holder, upon the exercise thereof, to receive from us an amount equal to the difference between the fair market value of the shares subject to the SAR on the exercise date and the exercise price of the SAR. Each SAR will be governed by a SAR agreement and may be granted separately or in connection with stock options or other awards. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance goals and/or other conditions.

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Restricted Stock and Restricted Stock Units. Restricted stock is an award of nontransferable shares of our common stock that remains forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Vesting conditions applicable to restricted stock and RSUs may be based on continued service, performance goals and/or other conditions. Holders of restricted stock, unlike recipients of other equity awards, will have both voting rights and the right to receive dividends, if any, prior to the time when the restrictions lapse, subject to the prohibition on paying dividends with respect to unvested awards described below.

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Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of the dividends, if any, per share paid by us on shares of our common stock, and may be granted separately or in connection with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payment dates during the period between the date an award is granted (or such other dates as may be determined by the plan administrator) and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. No dividend equivalents will be payable with respect to stock options or SARs.

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Other Stock or Cash-Based Awards. Subject to the provisions of the 2017 Plan, the plan administrator shall determine the terms and conditions of each other stock- or cash-based award, including the term of the award, any exercise or purchase price, performance goals, transfer restrictions, vesting conditions and other terms and conditions. Other stock- or cash-based awards may be paid in cash, shares of our common stock or a combination thereof, as determined by the plan administrator, and may be available as a form of payment in the settlement of other awards granted under the 2017 Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement and/or as payment in lieu of compensation to which an individual is otherwise entitled.

Dividends and Dividend Equivalent Payments on Unvested Performance-Based Awards. No dividends or dividend equivalents with respect to an unvested award, or portion thereof, with performance-based vesting will be paid until the applicable performance-based vesting conditions are subsequently satisfied and the award vests, and any dividends or dividend equivalents with respect to the portion of an award that does not vest shall be forfeited.
Transferability of Awards. Awards are transferable only by will, the laws of descent and distribution and, to the extent authorized by the plan administrator, to certain permitted transferees, including members of the participant’s immediate family. The participant may also designate one or more beneficiaries in the event of death on a designated form provided by the plan administrator.
Changes in Capitalization; Corporate Transactions. In the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions, the plan administrator has broad discretion to take action under the 2017 Plan, as well as make adjustments to the terms and conditions of existing and future awards, in order to prevent the dilution or enlargement of intended benefits and to facilitate such transactions or events, including providing for the cash-out, assumption, substitution, accelerated vesting or termination of awards. In addition, in the event of certain non-reciprocal transactions with our stockholders, known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2017 Plan and outstanding awards.
Change in Control. In the event of a change in control of our Company (as defined in the 2017 Plan), all outstanding equity awards will become fully vested and, as applicable, exercisable, and all forfeiture, repurchase and other restrictions on such awards will lapse immediately prior to such change in control.
Foreign Participants, Claw-Back Provisions and Participant Payments. The plan administrator may modify award terms, establish sub-plans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any clawback policy that we may implement the extent set forth in such policy and/or the applicable award agreement. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2017 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Amendment; Termination. Our Board may amend, suspend or terminate the 2017 Plan at any time, provided that, subject to certain exceptions set forth therein, no amendment, suspension or termination will, without the consent of the holder, materially adversely affect any rights or obligations under any award previously granted, unless the award itself otherwise expressly so provides. In addition, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2017 Plan, increases the award or director limits under the 2017 Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the per share price of the option or SAR exceeds the fair market value of the underlying shares. Furthermore, except in connection with certain corporate transactions, stockholder approval is required to amend the terms of outstanding stock options or SARs to reduce the per share exercise price or to cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with a per share exercise price that is less than the per share exercise price of the original stock options or SARs.
Director Compensation
The Company compensates its non-employee directors for their service to the Company through a cash retainer in an amount equal to $3,000 per meeting. In addition, each non-employee director who serves as the chairperson of our Board or of our Audit Committee, Compensation Committee or Corporate Governance Committee receives an additional cash fee of $3,000 per year. Non-employee directors serving as of the date of an annual meeting of our stockholders will also receive a grant of 1,400 shares of restricted stock on the date of such meeting, vesting over three years, subject to continued service through the applicable vesting date.

The following table sets forth information concerning the compensation of our non-employee directors during the year ended December 31, 2017. Mr. Throdahl and Mr. Hite, each of whom is a named executive officer, do not receive additional compensation for their service as a director, and therefore are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bernie B. Berry III	3,000	—	—	—	—	—	3,000
Stephen Burns	3,000	—	—	—	—	—	3,000
Bryan W. Hughes	3,750	—	—	—	—	—	3,750
Marie C. Infante	3,750	—	—	—	—	—	3,750
David R. Pelizzon	3,000	—	—	—	—	—	3,000
Samuel D. Riccitelli	3,000	—	—	—	—	—	3,000
Harald Ruf	3,000	—	—	—	—	—	3,000
Terry D. Schlotterback	4,500	—	—	—	—	—	4,500
Kevin L. Unger	3,000	—	—	—	—	—	3,000

REPORT OF THE AUDIT COMMITTEE
Our Board adopted a charter for the Audit Committee in 2017. The Audit Committee charter is available under the Investors/Corporate Governance page of our website, www.orthopediatrics.com. The charter states that the purpose of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements and internal control over financial reporting. It is not, however, the Audit Committee’s responsibility under the charter to prepare and certify the Company’s financial statements, to guarantee the independent registered public accounting firm’s report, or to guarantee other disclosures by the Company. Audit Committee members are not employees of the Company and are not performing the functions of auditors or accountants. The Board has designated Mr. Hughes and Mr. Ruf as “Audit Committee Financial Experts.”
Independence of Audit Committee Members
The Audit Committee is currently comprised of three members of our Board, whose names appear below this Report of Audit Committee. Mr. Hughes and Mr. Unger are independent, as that term is defined by NASDAQ listing requirements that are applicable to the members of the Company’s Audit Committee.
Review with Management and Independent Accountants
Management is responsible for the Company’s internal controls and its accounting and financial reporting processes. The independent registered public accounting firm is responsible for performing audits of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to oversee these processes.
In this context, the Audit Committee has met and held discussions with management and with Deloitte & Touche LLP, the independent registered public accounting firm for the Company, with respect to the Company’s consolidated financial statements for the calendar year 2017. Management represented to the Audit Committee that the Company’s consolidated financial statements as of and for the year ended December 31, 2017, were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16 (Communication with Audit Committees).
The independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board (PCAOB) Rule 3520, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining that firm’s independence.
Based upon the discussions and reviews referred to above, the Audit Committee recommended to our Board that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.
SUBMITTED BY THE MEMBERS OF THE AUDIT COMMITTEE:

Bryan W. Hughes, Chairman
Harald Ruf
Kevin L. Unger

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following is a description of transactions since January 1, 2016 to which we have been a participant in which the amount involved, exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive and Director Compensation.”
Squadron
Supply Relationships
In the past, we used each of FMI Hansa Medical Products, LLC, or FMI, and Structure Medical, LLC, or Structure Medical, as suppliers for components of our products. In 2017, FMI merged with and into Structure Medical. Structure Medical is owned by Squadron, and Mr. Pelizzon, one of our directors, is the President of Squadron and a member of its Managing Committee and Mr. Ruf, another of our directors, is the Chief Operating Officer. We continue to use Structure Medical, and it is currently the supplier of a minority percentage of our product components. For the years ended December 31, 2017 and 2016, we made aggregate payments to Structure and FMI totaling $4.1 million and $1.8 million, respectively.
Real Estate Mortgage
In connection with the purchase of our office and warehouse space in Warsaw, Indiana in August 2013, we entered into a mortgage note payable to Tawani Enterprises Inc., the owner of which is a member of Squadron’s Managing Committee. Pursuant to the terms of the mortgage note, we pay Tawani Enterprises Inc. monthly principal and interest installments of $15,543, with interest compounded at 5% until maturity in August 2028, at which time a final payment of principal and interest is due. The mortgage is secured by the related real estate and building. The mortgage balance was $1.5 million and $1.6 million as of December 31, 2017 and 2016, respectively.
Initial Public Offering
In October 2017, certain of our directors purchased shares in our initial public offering at the initial public offering price. The number of shares that each of our directors and the aggregate purchase price paid for such shares is set forth in the table below.

Name	Shares of Common Stock	Purchase Price
Harald Ruf	11,500	$149,500
David R. Pelizzon	10,000	$130,000

PROPOSAL 2
ADVISORY VOTE ON THE APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of our Board has selected the firm of Deloitte & Touche LLP, an independent registered public accounting firm, to be the Company’s auditors for the fiscal year ending December 31, 2018, and our Board is asking stockholders (on a non-binding advisory basis) to approve that appointment. We are not required to have the stockholders approve the selection of Deloitte & Touche LLP as our independent auditor. We nonetheless are doing so because we believe it is a matter of good corporate practice. If the stockholders do not approve the selection, the Audit Committee will reconsider the retention of Deloitte & Touche LLP, but ultimately may decide to retain Deloitte & Touche LLP as the Company’s independent auditor. Even if the selection is approved, the Audit Committee, in its discretion, may change the appointment at any time if it determines that such a change would be in the best interests of the Company and its stockholders.
Before selecting Deloitte & Touche LLP, the Audit Committee carefully considered that firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its performance in prior years, including the firm’s efficiency, integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Deloitte & Touche LLP in all of these respects. The Company has been advised by Deloitte & Touche LLP that neither it nor any of its associates has any direct or material indirect financial interest in the Company.
Deloitte & Touche LLP served as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2017 and has been engaged by the Company’s Audit Committee to serve as independent registered public accounting firm for the Company with respect to the audits of the Company’s consolidated financial statements and internal control over financial reporting for 2018. Representatives of Deloitte & Touche LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
Audit Fees and Services
Audit and other fees billed to us by Deloitte & Touche LLP for the years ended December 31, 2017 and 2016 are as follows:

	2017	2016
Audit Fees	$1,270,000	$602,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,895	1,895
Total	$1,271,895	$603,895
Audit Fees. Audit fees consist of fees billed for professional services performed by Deloitte and Touche LLP for the audit of our annual financial statements, the review of interim financial statements, and related services that are normally provided in connection with registration statements. Audit fees for 2017 include $875,000 for professional services rendered in connection with our registration statement on Form S-1, and amendments thereto, and our registration statement on Form S-8 related to our initial public offering.  In 2016, audit fees include $104,000 for professional services rendered in connection with a re-audit of our 2014 financial statements and $250,000 related to our draft registration statement on Form S-1, and amendments thereto, related to our initial public offering.
 Audit-Related Fees. Audit-related fees may consist of fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. There were no such fees incurred in 2017 or 2016.

 Tax Fees. Tax fees may consist of fees for professional services, including tax consulting and compliance performed by an independent registered public accounting firm. There were no such fees incurred in 2017 or 2016.
 All Other Fees.  All other fees consist of the license fee for access to Deloitte & Touche LLP’s online accounting research program
Pre-Approval by Audit Committee of Principal Accountant Services.
The Audit Committee of our Board (or a member of the Audit Committee acting under authority delegated to him or her by the Audit Committee) approves in advance all services proposed to be performed for the Company or its subsidiaries by any independent registered public accounting firm that performs (or proposes to perform) audit, review or attest services for the Company or its subsidiaries. Under these SEC rules, the requirement for advance Audit Committee approval of services (other than audit, review or attest services) is waived if they were not recognized to be non-audit services at the time that the independent registered public accounting firm was engaged to provide those services, and certain other conditions are satisfied. None of the services of Deloitte & Touche LLP that were covered by the fees described above were performed without the prior approval of the Audit Committee (or the prior approval of a member of the Audit Committee acting under delegated authority) in reliance upon this waiver provision of the SEC rules.
Required Vote of Stockholders
The affirmative vote of a majority of the votes cast by holders of common shares who are present in person or by proxy at a meeting at which a quorum is present is required (on a non-binding advisory basis) to approve the appointment of Deloitte & Touche LLP.

Our Board recommends that you vote FOR the proposal to approve Deloitte & Touche LLP as the Company’s registered independent public accounting firm for 2018 (Proposal 2 on the proxy card).

SECTION 16(A): BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s Common Shares to file with the Securities and Exchange Commission reports showing ownership of and changes in ownership of the Company’s Common Shares and other equity securities. On the basis of information submitted by the Company’s directors and executive officers, the Company believes that its directors and executive officers timely filed all required Section 16(a) filings for fiscal year 2017 except for the following: the expiration dates for certain stock options listed in the original Forms 3 for Mr. Throdahl, Mr. Bailey, Mr. Gerritzen, Mr. Berry and Mr. Schlotterback filed on October 11, 2018 were incorrect and were corrected through amendments filed on March 1, 2018; Mr. Schlotterback’s amendment also corrected a mistaken share count for a stock option in the original Form 3; and Mr. Riccitelli’s Form 3 reflecting zero (0) shares beneficially held was untimely filed on March 2, 2018.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING
A stockholder desiring to submit a proposal for inclusion in the Company’s proxy statement for the annual meeting of stockholders to be held in the year 2019 must deliver the proposal so that it is received by the Company no later than December 28, 2018. Proposals should be mailed to the chairperson of the Corporate Governance Committee of the Board of Directors, in care of the Corporate Secretary, at OrthoPediatrics Corp., 2850 Frontier Drive, Warsaw, Indiana 46582, by certified mail, return-receipt requested.

ANNUAL REPORT
Upon written request, the Company will provide without charge to each stockholder who does not otherwise receive a copy of the Company’s annual report to stockholders a copy of the Company’s Annual Report on Form 10-K which was required to be filed with the SEC for the year ended December 31, 2017. Please address all requests to:
Daniel Gerritzen, Secretary
OrthoPediatrics Corp.
2850 Frontier Drive
Warsaw, Indiana 46582